Exhibit 99.1

SUPPLEMENTAL UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
To supplement our consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, we provide supplemental unaudited pro forma financial information prepared in a manner consistent with Article 11 of Regulations S-X.
Harris Corporation (“Harris”) merged with L3 Technologies, Inc. (“L3”) on June 29, 2019 in an all-stock merger (“L3Harris Merger”) pursuant to the Agreement and Plan of Merger, dated as of October 12, 2018, by and among Harris, L3 and Leopard Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Harris (“Merger Sub”). The following unaudited pro forma condensed combined financial information has been prepared to illustrate the effects of the L3Harris Merger and give effect to the L3Harris Merger under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations, with Harris treated as the legal and accounting acquirer. The historical consolidated financial information of Harris and L3 for the periods presented in the unaudited pro forma condensed combined financial information has been adjusted to give effect to pro forma events that are (a) directly attributable to the L3Harris Merger, (b) factually supportable and (c) expected to have a continuing impact on the combined results of Harris and L3. The unaudited pro forma condensed combined financial information combines the historical results of operations of Harris and L3 for the periods presented and has been prepared to reflect the L3Harris Merger as if it had occurred on June 30, 2018. Significant pro forma adjustments include: (1) removal of the results of the Harris Night Vision business sold during the quarter ended September 27, 2019, which was directly attributable to the L3Harris Merger; (2) the recognition of $107 million and $130 million for the quarters ended March 29, 2019 and June 28, 2019, respectively, of additional merger-related amortization expense, net of elimination of historical amortization expense; (3) elimination of transaction-related expenses included in historical results; (4) and the income tax effect of pro forma adjustments.

PRO FORMA CONDENSED COMBINED INCOME STATEMENT INFORMATION
(Unaudited)

	Quarter Ended
	March 29, 2019	June 28, 2019

	(In millions, except per share amounts)
Revenue from product sales and services	$4,386	$4,448
Cost of product sales and services	(3,119)	(3,062)
Engineering, selling and administrative expenses	(799)	(908)
Non-operating income	55	62
Interest income	5	4
Interest expense	(72)	(67)
Income from continuing operations before income taxes	456	477
Income taxes	(56)	(60)
Income from continuing operations	400	417
Discontinued operations, net of income taxes	—	(1)
Net income	400	416
Noncontrolling interests, net of income taxes	(6)	(6)
Net income attributable to common shareholders	$394	$410

Income from continuing operations per basic share attributable to common shareholders	$1.77	$1.85

Income from continuing operations per diluted share attributable to common shareholders	$1.75	$1.82

Basic weighted average common shares outstanding	222.0	222.4
Diluted weighted average common shares outstanding	224.9	225.7

PRO FORMA CONDENSED COMBINED SEGMENT INFORMATION
(Unaudited)

	Quarter Ended
	March 29, 2019	June 28, 2019
	(In millions)
Revenue
Integrated Mission Systems	$1,362	$1,240
Space and Airborne Systems	1,112	1,200
Communication Systems	1,041	1,086
Aviation Systems	914	965
Corporate eliminations	(43)	(43)
	$4,386	$4,448
Income From Continuing Operations Before Income Taxes
Segment Operating Income:
Integrated Mission Systems	$165	$162
Space and Airborne Systems	198	228
Communication Systems	226	239
Aviation Systems	105	109
Unallocated corporate expenses and corporate eliminations	(27)	(38)
Amortization of acquisition-related intangibles	(145)	(167)
Pension adjustment	(54)	(55)
Non-operating income	55	62
Net interest expense	(67)	(63)
	$456	$477

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